EXHIBIT 3.1

                        ARTICLES OF INCORPORATION
                                   OF
                         TINGLEFOOT MINING, INC.

                                ARTICLE I
                                ---------
                           NAME OF CORPORATION

     The name of the Corporation is Tinglefoot Mining, Inc.

                               ARTICLE II
                               ----------
                                DURATION

     The Corporation shall exist perpetually or until dissolved according-to law.

                               ARTICLE III
                               -----------
                                PURPOSES

     The nature of the business or purposes to be conducted or promoted
are:   to begin placer mining of gold,  silver and other valuable minerals;
to develop a capability of hard rock mining; to endeavor to acquire Tinglefoot Mining Company, limited partnerships and other limited partnerships with mining interests; to manufacture, to design, to construct, to own, to use, to buy, to sell, to lease, to hire and deal in and with articles and property of all kinds; to render management and other services of all kinds; and to engage in any lawful act or lawful activity under the Utah Business Corporation Act or under any other federal, state or local laws and regulations.

                               ARTICLE IV
                               ----------
                                 SHARES

     The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common
stock having a par value of one tenth of one cent ($.001)  per share.   All
voting rights of the Corporation shall be exercised by the holders of the common stock, with each share of common stock being entitled to one vote. All shares of common stock shall have equal rights in the event of dissolution or final liquidation. There shall be no other "classes" than the common stock.

                                ARTICLE V
                                ---------
                        COMMENCEMENT OF BUSINESS

     The Corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000) has been received for the issuance of shares.

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                               ARTICLE VI
                               ----------
                     REGULATION OF INTERNAL AFFAIRS

     Section 1. Shareholders' Meetings. Meetings of shareholders may be called by the President or by any one director or by any number of shareholders owning not less than ten percent of the outstanding shares entitled to vote at such meeting. Notice of shareholders' meetings shall be given in writing by mailing such notice to the address of every shareholder, at the last known address of such shareholder, at least ten days prior to the date and hour of said meeting. Publication of notice of a shareholders' meeting is not required for any purpose. Any notice required to be given any shareholders of this Corporation may be waived by written instrument signed by such shareholders.

     Section 2. By-Laws. The majority of the directors may adopt by-laws for the Corporation which are consistent with these Articles and the laws of the State of Utah and may amend and repeal from time to time any by-law.

     Section 3. Contracts with interested directors or officers. No contract, lease, or other transaction between the Corporation and any other corporation and no other act of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected, by the fact that any one or more of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract, lease, or other transaction with the Corporation, provided that the fact that he individually or as a member of such firm or association is such a party to, or is so interested in, any contract, lease, or other transaction with the Corporation, shall be disclosed, or shall have been known, to the Board of Directors or by a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and in any case described in this paragraph, any such director may be counted in determining the existence of a quorumn at any meeting of the Board of Directors which shall authorize any such contract, lease, or other transaction and may vote thereat to authorize any such contract or transaction.

                               ARTICLE VII
                               -----------
                          NO PREEMPTIVE RIGHTS

     No holder of shares of the capital stock of any class of the corporation shall have any preemptive or preferential rights of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, or to any obligations convertible
into  stock  of  the  corporation,  issued  or sold.   The term
convertible obligations" as used herein shall include any notes, bonds or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase stock of the corporation.

                              ARTICLE VIII
                              ------------
                       REGISTERED OFFICE AND AGENT

     The address of the initial registered office of the Corporation is 3480 Washington Blvd., Suite 105, Ogden, UT 84401 and the name of its initial registered agent at such address is Mr. Frank White.

                               ARTICLE IX
                               ----------
                                DIRECTORS

     The number of directors which shall constitute the initial Board of Directors of the Corporation is three. They shall serve as directors until the first regular annual meeting of the shareholders or until their successors are elected and shall qualify. They are:

     NAME                     ADDRESS

     Mr. Frank White          3480 Washington Blvd.
                              Suite 105
                              Ogden, UT  84401

     Mr. David L. Durbano     680 E. 21st Street
                              Ogden, UT  84401

     Mr. Emmett G. Stratton   1215 S. Swaner Rd.
                              Salt Lake City, UT  84104

                                ARTICLE X
                                ---------
                              INCORPORATORS

The name and address of each incorporator are:

     NAME                     ADDRESSES

     Mr. Frank White          3480 Washington Blvd.
                              Suite 105
                              Ogden, UT  84401

     Mr. David L. Durbano     680 .E. 21st Street
                              Ogden, UT  84401

     Mr. Emmett C. Stratton   1215 Swaner Road
                              Salt Lake City, UT  84104

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                               ARTICLE XI
                               ----------
                      INDEMNIFICATION - EXCULPATION

     The Corporation shall provide indemnification and/or exculpation to its directors, officers, employees, agents, and other entities which deal with it to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the State of Utah, and by any additional applicable federal or state laws or court decisions.

DATED this 24th day of February, 1983.



/S/Frank White



/S/Dave Durbano



/S/Emmett Stratton